[Ropes & Gray LLP Letterhead]

December 14, 2007

Columbia Funds Series Trust I

One Financial Center

Boston, Massachusetts 02111-2621

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to each series (an “Acquiring Fund”) of Columbia Funds Series Trust I (the “Trust”) in connection with the registration statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of each Acquiring Fund set forth below with each corresponding series (an “Acquired Fund”) of Excelsior Funds, Inc., Excelsior Tax-Exempt Funds, Inc. or Excelsior Funds Trust (each an “Acquired Company”) set forth below, and the issuance of Class A, Class C, Class R and/or Class Z, as applicable, shares of beneficial interest of each Acquiring Fund, as set forth below, in connection therewith (the “Shares”), all in accordance with the terms of (i) the Agreement and Plan of Reorganization by and among the Trust, on behalf of certain Acquiring Funds, each Acquired Company, on behalf of certain Acquired Funds, and Columbia Management Advisors, LLC (the “Operating Agreement and Plan of Reorganization”), in substantially the form included in the Registration Statement, or (ii) the Agreement and Plan of Reorganization by and among the Trust, on behalf of certain Acquiring Funds, Excelsior Funds, Inc., on behalf of certain Acquired Funds, Excelsior Funds Trust, on behalf of certain Acquired Funds, and Columbia Management Advisors, LLC (together with the Operating Agreement and Plan of Reorganization, the “Agreements and Plans of Reorganization”), in substantially the form included in the Registration Statement, as applicable.

Acquiring Fund	Corresponding Acquired Fund
Columbia High Yield Opportunity Fund Class Z Class Z	High Yield Fund Shares Class Institutional Shares Class

Columbia Dividend Income Fund Class Z Class R	Equity Income Fund Shares Class Retirement Shares Class

Columbia Real Estate Equity Fund Class Z	Real Estate Fund Shares Class

Acquiring Fund	Corresponding Acquired Fund
Columbia Tax-Exempt Fund Class Z	Long-Term Tax-Exempt Fund Shares Class

Columbia International Growth Fund Class Z	International Fund Shares Class

Columbia International Growth Fund Class Z	International Equity Fund Institutional Shares Class

Columbia Blended Equity Fund Class Z	Blended Equity Fund Shares Class

Columbia Bond Fund Class Z Class Z Class R	Core Bond Fund Shares Class Institutional Shares Class Retirement Shares Class

Columbia Emerging Markets Fund Class A Class C Class Z Class Z	Emerging Markets Fund Class A Class C Shares Class Institutional Shares Class

Columbia Energy and Natural Resources Fund Class A Class C Class Z	Energy and Natural Resources Fund Class A Class C Shares Class

Columbia Select Opportunities Fund Class A Class C Class Z Class Z	Equity Opportunities Fund Class A Class C Shares Class Institutional Shares Class

Columbia Short-Intermediate Bond Fund Class Z	Intermediate-Term Bond Fund Shares Class

Columbia Select Growth Fund Class A Class C Class Z Class Z Class R	Large Cap Growth Fund Class A Class C Shares Class Institutional Shares Class Retirement Shares Class

Columbia Mid Cap Value and Restructuring Fund Class Z Class Z Class R	Mid Cap Value and Restructuring Fund Shares Class Institutional Shares Class Retirement Shares Class

Columbia Pacific/Asia Fund Class Z	Pacific/Asia Fund Shares Class

Columbia Select Small Cap Fund Class A Class C Class Z Class Z	Small Cap Fund Class A Class C Shares Class Institutional Shares Class

Columbia Value and Restructuring Fund Class A Class C Class Z Class Z Class R	Value and Restructuring Fund Class A Class C Shares Class Institutional Shares Class Retirement Shares Class

We have examined the Trust’s Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s Bylaws, both as amended to date, and are familiar with the actions taken by the Trust’s trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the trustees of the Trust, on behalf of each Acquiring Fund, will have taken all action required of them for the approval of the Agreements and Plans of Reorganization, (2) the trustees/directors of each Acquired Company, on behalf of each Acquired Fund and the shareholders of each Acquired Fund, will have taken all action required of them for the approval of the Agreements and Plans of Reorganization, and (3) each Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

Based upon the foregoing, we are of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. When issued in accordance with the Agreements and Plans of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its trustees. The Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor)

shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

Very truly yours,

/s/ Ropes & Gray LLP